Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of American Battery Metals Corporation of our audit report dated December 27, 2019 with respect to the consolidated balance sheets of American Battery Metals Corporation as of September 30, 2019 and September 30, 2018, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the periods then ended, appearing in the Annual Report on Form 10-K for the year ended September 30, 2019 Our report dated December 27, 2019, relating to aforementioned financial statements, includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern.

/s/Pinnacle Accountancy Group of Utah

Pinnacle Accountancy Group of Utah

Farmington, Utah

February 10, 2020